EXHIBIT 10.2

LEASE

By and between

AMERICAN INTEGRATED BIOLOGICS, INC., as Landlord

And

ARBIOS TECHNOLOGIES, INC., as Tenant

Dated: April 1, 2005

INDEX

ARTICLE 1	BASIC LEASE PROVISIONS

Section 1.01	Introduction
Section 1.02	Basic Data and Definitions
Section 1.03	Exhibits

ARTICLE 2	PREMISES, APPURTENANT RIGHTS, TERM AND RENT

Section 2.01	Demise of Premises
Section 2.02	Acceptance of Premises
Section 2.03	Permits
Section 2.04	Appurtenant Rights
Section 2.05	Term
Section 2.06	Extension Right

ARTICLE 3	CONSTRUCTION OF THE PREMISES; LEASE COMMENCEMENT DATE

Section 3.01	Landlord’s Work
Section 3.02	Condition of Premises
Section 3.03	Tenant’s Work

ARTICLE 4	RENT

Section 4.01	Base Rent
Section 4.02	Common Areas Operation and Cost
Section 4.03	Real Estate Taxes
Section 4.04	Due Date of Additional Payments
Section 4.05	Taxes on Tenant’s Equipment

ARTICLE 5	USE OF PREMISES

Section 5.01	Permitted Uses

ARTICLE 6	MAINTENANCE, REPAIR AND ALTERATIONS

Section 6.01	Maintenance and Repair
Section 6.02	Alterations by Tenant

ARTICLE 7	ASSIGNMENT AND SUBLETTING

Section 7.01	Assignment and Subletting

ARTICLE 8	INDEMNITY AND INSURANCE

Section 8.01	Landlord’s Indemnity
Section 8.02	Tenant’s Indemnity
Section 8.03	Environmental Indemnity
Section 8.04	Landlord’s Insurance
Section 8.05	Tenant’s Insurance
Section 8.06	Waiver of Subrogation
Section 8.07	Tenant’s Equipment and other Personal Property at Tenant’s Risk; Insurance

ARTICLE 9	UTILITY SERVICES AND UTILITIES

Section 9.01	Services and Utilities to be Furnished by Landlord
Section 9.02	Interruption and Delays

ARTICLE 10	LANDLORD’S ACCESS TO PREMISES

Section 10.01	Right of Entry

ARTICLE 11	CASUALTY AND EMINENT DOMAIN

Section 11.01	Casualty and Eminent Domain
Section 11.02	Award

ARTICLE 12	DEFAULT

Section 12.01	Default

ARTICLE 13	SUBORDINATION AND ATTORNMENT

Section 13.01	Subordination and Attornment

ARTICLE 14	TENANT’S COVENANTS

Section 14.01	Tenant’s Covenants during the Term and such further time as Tenant occupies any part of the Premises

ARTICLE 15	MISCELLANEOUS

Section 15.01	Hazardous Materials
Section 15.02	Landlord’s Authority and Status
Section 15.03	Tenant’s Authority and Status
Section 15.04	Relationship of the Parties
Section 15.05	Notices

Section 15.06	Estoppel Certificates
Section 15.07	Force Majeure
Section 15.08	Quiet Enjoyment
Section 15.09	Holding Over; Surrender
Section 15.10	Landlord’s Failure to Enforce
Section 15.11	Partial Invalidity
Section 15.12	Interpretation
Section 15.13	Litigation Expenses
Section 15.14	Binding on Successors and Assigns
Section 15.15	Self-Help
Section 15.16	Fees and Expenses; Late Charges; Interest
Section 15.17	Landlord’s Liability
Section 15.18	Captions
Section 15.19	Entire Agreement
Section 15.20	Brokerage
Section 15.21	Confidentiality
Section 15.22	Submission Not an Option
Section 15.23	Acceptance of Partial Payments of Rent; Delivery of Keys
Section 15.24	Cumulative Remedies
Section 15.25	Notice of Memorandum of Lease Suitable for Recording
Section 15.26	Security Deposit
Section 15.27	Signage
Section 15.28	Related Services

EXHIBIT A	DESCRIPTION OF LOT
EXHBIIT A-1	PLAN SHOWING THE PREMISES IN THE BUILDING
EXHIBIT B	BASE RENT
EXHIBIT C	INITIAL RULES, REGULATIONS AND DIRECTIVES
EXHIBIT D	LANDLORD’S WORK
EXHIBIT E	TENANT’S WORK

SPACE LEASE

This Lease, by and between Landlord and Tenant (as hereinafter defined), relates to space in the swine building (the “Building”) located at 1140 Rt. 169, Woodstock, Connecticut. The Building is located on a parcel of land (the “Lot”) which is more particularly described in Exhibit A attached hereto. The term “Property” shall mean the Lot and all improvements located thereon from time to time, including the Building.

Landlord and Tenant hereby covenant and agree with each other as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

Section 1.01 Introduction

As further supplemented in the balance of this Lease and its Exhibits, this Article 1 sets forth the basic terms of this Lease and, where appropriate, establishes definitions of certain terms used in this Lease.

Section 1.02 Basic Data and Definitions

Lease Date:	April 1, 2005

Landlord:	American Integrated Biologics, Inc., a Delaware corporation

Tenant:	Arbios Technologies, Inc., a Delaware corporation

Premises:
The approximately (40’ x 42') 1680 rentable square feet in the Building, which is located as shown on Exhibit A-1. Together with all appurtenances, rights, interests, easements and privileges appertaining thereto.

Premises
Rentable Area:	1680 square feet

Building
Rentable Area:	1680 square feet

Tenant’s Proportionate
Share:	100%

Term:	Two (2) years commencing on the Lease Commencement Date and expiring on the Expiration Date, unless sooner terminated pursuant to the terms of this Lease, or extended pursuant to the Extension Rights.

Lease
Commencement Date:
The date on which Landlord delivers possession of the Premises to Tenant pursuant to Article 3 hereof. The Landlord shall deliver possession of the Premises to Tenant upon the mutual execution of this Lease.

Rent
Commencement Date:	The Lease Commencement Date.

Expiration Date:	The last day of the calendar month in which the day preceding the second (2nd) anniversary of the Lease Commencement Date occurs.

Extension Right:	Three (3) three year options to extend.

Base Rent:	See Exhibit B.

Permitted Uses:	Housing, breeding, and conducting surgery on swine, including the harvesting of organs for use in humans.

Parking:
Tenant shall be entitled to the use of 8 unassigned, unreserved spaces within the parking lot serving the Premises without paying any additional Rent. Tenant's parking shall not be reserved and shall be limited to vehicles no larger than standard size automobiles or pickup utility vehicles. Tenant shall not cause large trucks or other large vehicles to be parked within the Premises except in accordance with the rules, regulations and directories set forth in Exhibit C hereto as such may be amended from time to time. Vehicles shall be parked only in designated spaces and not in driveways or other locations not specifically designated for parking.

Security Deposit:	Two (2) month’s Base Rent equal to Twenty-Four Thousand Eighteen and 00/100 Dollars ($24,018.00).

Landlord’s Representative:	Jeffrey P. Erickson, Ph.D. 66 Prospect Street East Woodstock, CT 06244

Tenant’s Representative and Notice Address:	Scott Hayashi, MBA Arbios Technologies, Inc. 8797 Beverly Boulevard Suite 206 Los Angeles, CA 90048

Broker:	None

Section 1.03 Exhibits

The following Exhibits are attached to this Lease and incorporated as a part hereof.

Exhibit A	Description of Lot
Exhibit A-1	Plan showing the Building
Exhibit B	Base Rent
Exhibit C	Initial Rules, Regulations and Directives
Exhibit D	Landlord’s Work
Exhibit E	Tenant’s Work

ARTICLE 2
PREMISES, APPURTENANT RIGHTS, TERM AND RENT

Section 2.01 Demise of Premises

Landlord for and in consideration of the rent and all other charges and payments hereinafter reserved and payable by Tenant and of the covenants, agreements and understandings to be observed and performed by Tenant, does hereby demise and lease to Tenant, and Tenant does hereby hire and take from Landlord the Premises, upon and subject to the covenants, agreements and conditions set forth herein.

Tenant personnel shall be allowed access to the Premises 24 hours per day, seven days per week, subject to rules, regulations and directives set forth in Exhibit C, as they may be amended in writing by Landlord for the better functioning of the Property, and in a non-discriminatory manner, and in a way that does not adversely affect Tenant’s use of the Premises.

Section 2.02 Acceptance of Premises

Tenant hereby acknowledges and agrees that Landlord is not performing, and shall have no obligation to perform, any work within the Premises, including, without limitation, any work related to bringing the Premises into compliance with all FDA rules, regulations, requirements and guidelines related to the housing of swine for purposes of harvesting organs for use in humans except to the extent, if any, set forth in Section 3.01. Tenant further acknowledges and agrees that it accepts the Premises "AS-IS, WHERE-IS AND WITH ALL FAULTS" except as specifically set forth in this Lease. Notwithstanding anything to the contrary in the Lease, on the Commencement Date, Landlord shall deliver the Premises to Tenant clean and free of debris and represents and warrants to Tenant that the existing structure (including without limitation the roof, foundations, exterior walls), and all building systems (including without limitation, the plumbing, electrical, ventilating, air conditioning, heating, and loading doors, if any) shall be (a) in good operating condition and free of any leakage; (b) in compliance with all applicable laws as required for the issuance by the Woodstock, Connecticut Department of Building Inspections of a Certificate of Use and Occupancy for an agricultural barn; (c) in compliance with USDA regulations pertaining to the housing and breeding of swine; and (d) free of all Hazardous Material, except for fuel for the generator, if any.

Section 2.03 Permits

Tenant shall be responsible, at its sole cost and expense, for obtaining and maintaining throughout the Term all permits and approvals necessary for Tenant's use of and operation within the Premises.

Section 2.04 Appurtenant Rights

Tenant shall have the right to use, in common with Landlord and others entitled, subject to reasonable rules from time to time made by Landlord of which Tenant is given written notice, the initial such rules being set forth in Exhibit C, the parking areas, walkways, landscaped areas, driveways, and sidewalks (the “Common Areas”). Tenant shall have no rights to store any fixtures, equipment, goods, effects or personal property in the Common Areas and Tenant agrees not to obstruct the Common Areas in any manner.

The Premises and the rights appurtenant thereto are subject, however, to the following rights, which are expressly excepted and reserved by Landlord: (a) the right to enter into, upon and across any portion of the Premises, at reasonable times and upon reasonable notice (except in the case of an emergency), solely for the purpose of exercising any right reserved to Landlord hereunder or to complete Landlord’s Work as described in Exhibit D. Any such entry shall be made in a way that minimizes interference to Tenant’s business and does not violate any requirements of FDA or otherwise affect Tenant’s ability to use the Premises for the Permitted Uses, as such requirements are set forth below, and as may be modified by written notice from Tenant to Landlord in order to comply with requirements of the FDA or USDA or other applicable law, provided that in no event shall such requirements be modified to standards less stringent than those of the USDA (the “Entry Safeguards”).

Notwithstanding any right of entry that Landlord has pursuant to this Lease or at law, Landlord agrees to comply with the Entry Safeguards, except in the case of emergency, which for the purposes of this paragraph shall mean imminent threat to the safety of persons or animals or to the destruction of property.

Tenant shall put at each of the three (3) entrances to the Building signage restricting access to individuals who have not had contact with any cloven hoofed animals within the prior seventy-two (72) hours. In addition, Tenant shall maintain a sign-in log for all visitors entering the Building wherein each such visitor shall be required to verify that he has not had contact with any cloven hoofed animal within such prescribed time period.

Section 2.05 Term

Subject to the conditions herein stated, Tenant shall hold the Premises for the Term, unless sooner terminated as provided herein, or extended pursuant to the Extension Rights.

Landlord and Tenant agree to execute a supplemental agreement confirming the actual Lease Commencement Date and Expiration Date of the Term, once the actual Lease Commencement Date has been determined.

Section 2.06 Extension Right

So long as there exists no Default of Tenant (as defined in Section 12.01) on the first day of the Extended Term (as defined below), this Lease is still in full force and effect, and Tenant shall not have sublet, assigned or otherwise transferred all or any portion of its interest under this Lease (except in the event of a “Permitted Transfer”, as defined in Section 7.01), Tenant shall have the right to extend the term of this Lease for three (3) additional period(s) (the “Extended Term(s)”) of three (3) years each. The Extended Term shall commence on the day succeeding the expiration of the Original Term (or the immediately preceding Extended Term) and shall end on the day immediately preceding the 3rd anniversary of the commencement of such Extended Term. All of the terms, covenants and provisions of this Lease shall apply to any Extended Term except that (i) the Base Rent for the Extended Term shall be the greater of (a) the product of (1) the Base Rent on the day preceding the commencement of such Extended Term without giving effect to any abatements, set-offs or concessions then in effect (the “Initial Rent”) times (2) a fraction, the denominator of which shall be the Index (as hereinafter defined) for the nearest month prior to the Rent Commencement Date, and the numerator of which shall be the Index for the nearest month prior to the commencement of such Extended Term, or (b) the Initial Rent; and (ii) Tenant shall have no further right to extend the term of this Lease beyond the Extended Term(s) hereinabove provided. If Tenant shall elect to exercise the aforesaid option, it shall do so by giving Landlord notice in writing of its intention to do so not later than six (6) months, nor sooner than one (1) year, prior to the expiration of the Original Term of this Lease, or the immediately preceding Extended Term, as applicable, it being agreed that time is of the essence with respect to the giving of any such notice. If Tenant fails to give any such notice to Landlord, this Lease shall automatically terminate at the end of the Original Term, and Tenant shall have no further option to extend the term of this Lease, it being agreed that time is of the essence with respect to the giving of any such notice. If Tenant gives such notice, the extension of this Lease shall be automatically effected without the execution of any additional documents.

“Index”, as used in this Section 2.06, shall mean the Consumer Price Index for All Urban Consumer (CPT-V) All City Average, 1982-84=100, All Items 1982-1984=100. The Index is presently published by the Bureau of Labor Statistics of the United States Department of Labor. In the event publication of the Index ceases, the computation of the annual rent due from Tenant during each year of the term with respect to which the Index is to be applied shall be computed upon the basis of whatever index published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for Connecticut.

ARTICLE 3
CONSTRUCTION OF THE PREMISES; LEASE COMMENCEMENT DATE

Section 3.01 Landlord’s Work

On a reasonably prompt basis, following the Lease Commencement Date, Landlord shall complete the work described in Exhibit D in accordance with the plans, specifications and agreements and on the terms, conditions and provisions set forth in Exhibit D (“Landlord’s Work”).

All of Landlord's work shall (a) at all times comply with all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof and of the applicable insurance rating bureau, (b) be performed in good and first class workmanlike manner and in accordance with the plans and specifications set forth in Exhibit D.

Section 3.02 Condition of Premises

EXCEPT AS PROVIDED IN THIS LEASE, INCLUDING THE EXHIBITS HERETO, THE PREMISES ARE LEASED TO TENANT "AS IS" AND "WHERE IS" AND WITHOUT ANY EXPRESS OR IMPLIED WARRANTY WHATSOEVER, INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR FITNESS FOR INTENDED USE. Tenant acknowledges that it has inspected the Premises and has found the same to be satisfactory; provided, however, that nothing set forth herein negates Landlord’s obligation to perform Landlord’s Work on the terms set forth in this Lease and Exhibit D.

The term “Lease Commencement Date” with respect to the Premises shall be the date that Tenant takes possession of the Premises.

Section 3.03 Tenant’s Work

Tenant may enter into occupancy of the Premises immediately after execution of this Lease, and prior to the completion of Landlord’s Work. If there is any work to be performed by Tenant (“Tenant’s Work”), Tenant shall coordinate that work with Landlord’s Work, and each party shall make reasonable efforts to not interfere with the work of the other party. Tenant’s Work set forth in Exhibit E hereto has been approved by Landlord. Tenant’s Work not set forth in Exhibit E shall require the written approval of Landlord prior to the commencement of such work, which approval shall not be unreasonably withheld or delayed.

All of Tenant's Work and the installation of equipment shall: (a) at all times comply with all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof and of the applicable insurance rating bureau; (b) be performed in compliance therewith and with the plans and specifications previously reasonably approved by Landlord and in good and first class workmanlike manner; (c) be performed in such manner as not to impose any additional expense upon Landlord in the construction, maintenance or operation of the Building, or, if additional expense is incurred by Landlord as a result of the construction of the addition to the Building, such additional expense shall be paid by Tenant to Landlord twenty-five percent (25%) at construction commencement, fifty percent (50%) at the half-way point of such construction, and twenty-five percent (25%) within thirty (30) days after substantial completion; (d) be coordinated with any work being performed by Landlord and in such manner as to maintain harmonious labor relations and not cause any work stoppage or damage to the Building or interfere with Building construction or operation; and (e) be performed by contractors or workers first reasonably approved by Landlord.

With respect to all Tenant’s Work, Tenant further agrees as follows: Tenant’s Work shall commence only after all required municipal and other governmental permits and authorizations have been obtained (the Landlord agrees to join in any application and/or proceedings therefor and reasonably cooperate with Tenant), at Tenant’s expense whenever necessary, and all such work shall be done in compliance with any applicable building and zoning laws and with all applicable other laws, ordinances, regulations and requirements of all federal including the Americans With Disabilities Act (“ADA”), state and municipal agencies, and in accordance with any applicable requirements and policies issued by any insurer of Tenant with respect to the amount and type of insurance to be carried with respect to Tenant’s Work; that Tenant’s Work shall be prosecuted with reasonable dispatch to completion; that at all times when Tenant’s Work is in progress, Tenant shall maintain or cause to be maintained adequate worker’s compensation insurance as required by law for those employed in connection therewith and commercial general liability or builder’s risk insurance (for mutual benefit of Tenant and Landlord) in coverages reasonably approved by Landlord.

Tenant shall not permit any mechanics’ liens, or similar liens, to remain upon the Premises for labor and materials furnished to Tenant or claimed to have been furnished to Tenant in connection with Tenant’s Work of any character performed or claimed to have been performed at the direction of Tenant, and shall cause any such lien to be released of record or sufficiently bonded off within thirty (30) days without cost to Landlord. To that end, Tenant shall, upon completion of Tenant’s Work, certify to Landlord upon written request that all contractors, subcontractors and other independent contractors have been paid in full, except as to those contractors, subcontractors and other independent contractors with whom Tenant has a bona fide dispute. In the event Tenant has a bona fide dispute with any such contractor, subcontractor or independent contractor, Tenant shall notify Landlord of the identity of such contractor and the amount of the bona fide dispute, but Tenant shall not be relieved of its obligation not to permit any mechanics’ liens, or similar liens, to remain upon the Premises and to cause any such lien to be released of record or sufficiently bonded within thirty (30) days, all as set forth in this Section 3.03.

ARTICLE 4
RENT
Section 4.01 Base Rent

Base Rent shall be paid to the Landlord via wire transfer to Landlord to such account as Landlord shall notify Tenant from time to time, at the rate specified in Exhibit B, beginning on the Rent Commencement Date, and thereafter on the first (1st) of each month. In addition, at the time of execution of this Lease, Tenant shall pay to Landlord the first month’s Base Rent.

Section 4.02 Common Areas Operation and Cost

a. Terms used herein are defined as follows:

(i) "Operating Expenses for the Building" means the cost of operation of the Building other than those items paid directly by Tenant and shall exclude items of expense referred to in Section 4.03 hereof. Tenant shall be responsible for contracting for and paying directly all ordinary and routine operating expenses incurred in connection with the interior of the Premises, including maintenance and repair of all interior portions of the Premises, including ceiling, interior walls, windows, doors, and building systems, appliances, and fixtures; janitorial services; utilities; service contracts for building systems and equipment; security, in the event Tenant engages such service for the Building; and premiums for liability insurance and personal property insurance. Operating Expenses for the Building to be paid by Landlord include maintenance and repair of the exterior walls, foundation, roof, floor slabs (except that Tenant shall be responsible for maintaining the poured epoxy coating), and the exterior property, including the parking area (including clearing and snowplowing), premiums for real property insurance for the Premises, and security, in the event Landlord engages such service for the Property. The Operating Expenses for the Building include compensation and all fringe benefits, worker’s compensation insurance premiums and payroll taxes paid to, for or with respect to persons engaged in performing the duties to be performed by Landlord hereunder (allocated based on percentage of time devoted to the Premises compared to other duties performed for Landlord) or payments under service contracts for any of such services with independent contractors or subsidiaries or affiliates of Landlord, provided that the contracts with affiliates of Landlord for the performance of such services shall be competitive with similar contracts and transactions with unaffiliated entities for the performance of such services.

For purposes of the preceding definition, the Operating Expenses for the Building shall specifically include the cost (amortized with interest using generally accepted accounting principles) of any capital improvement (including, without limitation any equipment installed as a fixture) made by Landlord for the purpose of (a) reducing other operating costs; or (b) complying with any governmental requirement (including, without limitation, any law, ordinance, code, regulation or bylaw) which shall first become applicable to the Building after the date of this Lease.

(ii) The "Operating Statement" shall mean a statement rendered to Tenant by Landlord within one hundred twenty (120) days, or as soon thereafter as reasonably possible, after the end of each calendar year during the Term and not later than one hundred twenty (120) days after the end of the Term. The Operating Statement shall be in reasonable detail, certified by Landlord's Representative, and show the amount of the Operating Expenses for the Building for the preceding calendar year, or fraction thereof, as the case may be.

b. Tenant shall pay in advance, as additional rent, on the same day payments of Base Rent are due, one twelfth of the annual amount which Landlord estimates will be Tenant's Proportionate Share of the Operating Expenses for the Building for the current year, which amounts may be adjusted by Landlord from time to time as it deems appropriate.

c. Within thirty (30) days after the date of Tenant's receipt of the Operating Statement, Tenant shall pay to Landlord, as additional rent, Tenant's Proportionate Share of the Operating Expenses for the Building, less any amounts previously paid by Tenant pursuant to paragraph (b) above. In the event the actual amounts due for the period encompassed by the Operating Statement are less than the estimated amounts theretofore paid by Tenant with respect to such period, Tenant shall receive a credit for the excess amounts paid, which credit may be applied against any amounts that become payable by Tenant next thereafter coming due. If the Term expires prior to the determination by Landlord and payment by Tenant of any amounts due hereunder, Tenant's obligation to pay such amounts for any portion of the Term shall survive such expiration, provided the Landlord shall not render an invoice to Tenant for such amounts later than one year after such expiration.

d. Landlord agrees to keep books and records showing Operating Expenses for the Building in accordance with a system of accounts and accounting practices consistently maintained.

Section 4.03  Real Estate Taxes

a. Terms used herein are defined as follows:

(i)  "Tax Year" means the twelve-month period beginning July 1 each year during the Term, or if the appropriate governmental tax fiscal period shall begin on any date other than July 1, such other date.

(ii) "Landlord's Tax Expenses" with respect to any Tax Year means the aggregate Real Estate Taxes for the Building with respect to that Tax Year, reduced by any abatements actually received with respect to that Tax Year.

(iii) "Real Estate Taxes for the Building" means all taxes and special assessments of every kind and nature assessed by any governmental authority on the Building and the portion of the Lot on the Building is situated which Landlord shall become obligated to pay because of or in connection with the ownership, leasing and operation of the Building and reasonable expenses of any proceedings for abatement of taxes. The amount of special taxes or special assessments to be included shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such taxes are being determined. There shall be excluded from such taxes all income, estate, succession, inheritance and transfer taxes; provided, however, that if at any time during the Term the present system of ad valorem tax of real property shall be changed so that in lieu of the whole or any part of the ad valorem tax on real property, there shall be assessed on Landlord a capital levy or other tax on the gross rents received with respect to the Building, or a federal, state, county, municipal, or other local income, franchise, excise or similar tax, assessment, levy or charge (distinct from any now in effect) measured by or based, in whole or in part, upon any such gross rents, then any and all of such taxes shall be included within the term "Real Estate Taxes" but only to the extent that the same would be payable if the Building were the only property of Landlord.

(iv) The “Tax Statement" shall mean a statement rendered to Tenant by Landlord within sixty (60) days or as soon thereafter as reasonably possible after receipt of the real estate tax bills for the fiscal year during the Term and within ninety (90) days or as soon thereafter as reasonably possible after expiration of the Term. The Tax Statement shall be in reasonable detail and certified by a representative of Landlord showing for the respective fiscal year or fraction thereof, as the case may be, Real Estate Taxes for the Building, and shall include copies of receipted tax bills where the payment was due thirty (30) days or more prior to the date of the Tax Statement.

b. Tenant shall pay to Landlord as additional rent any increase in Real Estate Taxes for the Building or Property over those for the Tax Year beginning on July 1, 2004, which increase is based upon Tenant’s Permitted Uses of the Building (“Tenant’s Use Tax Increase”). In the event of a Tenant’s Use Tax Increase, Tenant shall pay in advance on the same day payments of Base Rent are due, one-twelfth of the annual amount which Landlord reasonably estimates will be the Tenant’s Use Tax Increase for the then current Tax Year, which amounts may be adjusted by Landlord from time to time as it deems appropriate.

c. In the event of a Tenant’s Use Tax Increase, within thirty (30) days after the date of delivery of the Tax Statement, Tenant shall pay to Landlord Tenant’s Use Tax Increase, less any amounts previously paid by Tenant pursuant to paragraph (b) above. In the event the actual amounts due for the period encompassed by the Tax Statement are less than the estimated amounts theretofore paid by Tenant with respect to such period, Tenant shall receive a credit for the excess amounts paid, which credit may be applied against any amounts that become payable by Tenant next thereafter coming due. Appropriate prorations shall be made for those periods at the beginning or end of the Term, which is less than a full Tax Year.

Section 4.04 Due Date of Additional Payments

Except as otherwise specifically provided herein, any sum, amount, item or charge to be paid by Tenant to Landlord under this Article 4, shall be paid within thirty (30) days after the date on which Landlord notifies Tenant of the amount payable, without offset, deduction or abatement.

Section 4.05 Taxes on Tenant's Equipment

Tenant shall pay all taxes on or attributable to Tenant's equipment, including without limitation Tenant’s Supplemental Equipment, whether characterized as taxes on personal property or otherwise. In addition if the tax assessor includes said equipment as real property improvements in determining the assessed value of the Building, then Tenant shall pay the real estate taxes attributable to the value of said equipment throughout the Term within thirty (30) days after being billed therefor by Landlord.

ARTICLE 5
USE OF PREMISES

Section 5.01 Permitted Uses

Tenant shall have the right to use and occupy the Premises for the Permitted Uses for the Term.

ARTICLE 6
MAINTENANCE, REPAIR AND ALTERATIONS

Section 6.01 Maintenance and Repair

Except for the obligations of Tenant as set forth below, Landlord shall make such repairs and perform such maintenance and cleaning to the roof, exterior walls and floor slabs as may be necessary to keep them in serviceable condition, the cost of which shall be charged in accordance with Article 4. Tenant, at its cost and expense, shall keep and maintain the interior of the Premises (including doors) and the heating, air conditioning, lighting, interior plumbing, and electrical systems within the Premises in good order, condition and repair, provided, that Tenant shall not be obligated to make any repairs necessitated by damage from fire, flood, the elements or any other casualty, or damage from the negligence or willful misconduct of Landlord or its employees, agents or contractors, or failure of Landlord to perform its obligations hereunder. Tenant shall hire its own cleaning contractor at its expense. Upon the termination of this Lease, Tenant shall surrender the Premises to Landlord in good order, condition and repair, except for (a) reasonable wear and tear; and (b) damage from fire, flood, the elements or any other casualty, or damage from the negligence or willful misconduct of Landlord or its employees, agents or contractors, or failure of Landlord to perform its obligations hereunder. Tenant shall not be obligated to remove any fixed alterations or improvements made to the Premises by Landlord or Tenant during the Term; provided, however, that Tenant shall remove its movable personal property, trade fixtures, and equipment.

Section 6.02 Alterations by Tenant

Tenant, at its expense, during the Term may make such nonstructural alterations to the interior of the Premises as it deems appropriate; provided, that all such alterations shall be completed in a good and workmanlike manner and shall not impair the structural soundness of the Premises. Tenant shall make no alterations or additions whatsoever to the exterior of the Premises and no structural changes whatsoever within the Premises without the prior written consent of Landlord, which consent shall be in Landlord’s sole discretion.

ARTICLE 7
ASSIGNMENT AND SUBLETTING

Section 7.01 Assignment and Subletting. No portion of the Premises or of Tenant's interest in this Lease shall be acquired by any other person or entity, whether by sale, assignment, mortgage, sublease, transfer, operation of law, or act of Tenant, without Landlord's prior written consent, except as provided in Section 7.02 below. Landlord shall have the right to grant or withhold its consent as provided in Section 7.03 below. Any attempted transfer without consent shall be void and shall constitute a non-curable breach of this Lease. If at any time while this Lease is in effect, Tenant is a corporation (excluding a corporation the outstanding voting stock of which is listed on a recognized securities exchange), a trust (whether or not having shares of beneficial interest), a partnership or association, or otherwise not a natural person, and there shall occur any transfer (by one or more transfers) of a controlling portion of or controlling interest in the stock, partnership, membership, or beneficial interest, or other evidences of equity interests or voting interest of Tenant, such change in identity shall also constitute an assignment for the purposes of this Section 7. The foregoing prohibition against assignment and subletting shall include voluntary and involuntary assignment and subletting, and assignment and subletting by operation of law, including corporate mergers or consolidations, and (if Tenant is a corporation, excluding a corporation with the outstanding voting stock of which is listed on a recognized securities exchange, or other entity) shall include assignment of the controlling interest in the Tenant, except that transfers of stock of Tenant (or other equity interest(s) tantamount to an equity interest) to members (who are not under a legal disability so as to prevent such member from performing the transferor’s obligations) of the immediate families of the substantial owners of Tenant shall be permitted if they occur either (a) by inter vivos transfer if the transferor gives fourteen (14) days prior written notice to Landlord of the proposed transfer including with the notice true copies of all documents that will evidence the transfer, the name, address, and family relationship of the proposed transferee, and information in such detail as Landlord may request about the transferee’s creditworthiness and business experience or (b) by the terms of the duly probated will of the transferor. Any attempted assignment and subletting in violation of any of the provisions of this Lease shall be void. Notwithstanding the foregoing, any merger or consolidation of Arbios Systems, Inc., a Nevada corporation, with its wholly owned subsidiary, Arbios Technologies, Inc., a Delaware corporation, shall not require Landlord’s consent pursuant to this Article 7.

Section 7.02 No Release of Tenant. No assignment or transfer shall release Tenant or change Tenant's primary liability to pay the rent and to perform all other obligations of Tenant under this Lease. Landlord's acceptance of rent from any other person shall not be a waiver of any provision of this Article 7. Consent to one transfer shall not be deemed a consent to any subsequent transfer or a waiver of the obligation to obtain consent on subsequent occasions. If Tenant's assignee or transferee shall default under this Lease, Landlord may proceed directly against Tenant without pursuing remedies against the assignee or transferee. Landlord may consent to subsequent assignments or modifications of this Lease by Tenant's transferee without notifying Tenant or obtaining its consent, and such action shall not release Tenant from any of its obligations or liabilities under this Lease as so assigned or modified.

Section 7.03 Landlord's Consent.

(1) Provided Tenant is not then in default under any of the terms, covenants and conditions of this Lease beyond any applicable cure period provided herein, and if Tenant shall have a bona fide intention to assign this Lease or to sublet the Premises (no partial lease assignments or subleases shall be permitted), Tenant shall first submit in writing to Landlord (i) the name, address, current business and financial condition/credit information of the proposed assignee or subtenant, (ii) a copy of the proposed assignment or sublease, (iii) satisfactory information and documentation as to the nature and character of the business of the proposed assignee or subtenant, (iv) financial details of the proposed transaction (e.g., the term and rent and security deposit payable under any proposed assignment or sublease), and (v) any other information Landlord reasonably deems relevant.

(2) Tenant shall pay to Landlord, upon demand, as additional rent, Landlord's reasonable legal expenses in connection with any request made by Tenant for consent to assignment or subletting.

(3) Where Landlord's consent is required under this Article 7, Landlord shall have a period of fifteen (15) days following Tenant's submissions under (1) above to either consent to the proposed assignment or to reasonably withhold its consent.

(4) Landlord shall not withhold its consent to any proposed assignment or subletting except for one or both of the following reasons:

(a) The proposed use is different from the use permitted under this Lease.

(b) The proposed assignee or subtenant is not creditworthy in Landlord’s reasonable judgment.

In the event that Tenant shall claim that Landlord has unreasonably withheld or delayed its consent under this Article 7, Tenant shall have a right to compel expedited arbitration of the matter in dispute, or to obtain specific performance or injunction.

(6) Upon receiving Landlord's written consent to a proposed assignment or subletting, a duly executed copy of the assignment or sublease shall be delivered to Landlord within fifteen (15) days after execution thereof. Any sublease shall provide that the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder, including, without limitation, an explicit agreement by the subtenant that, for the balance of the Term, the subtenant shall maintain Tenant’s biosecurity standards then in effect at the Premises and as required by the terms of this Lease. Any assignment of Lease shall contain an assumption by the assignee of all of the terms, covenants and conditions of this Lease to be performed by Tenant hereunder. No assignment or subletting shall release Tenant from any of its obligations under this Lease, and Tenant shall remain primarily liable under this Lease.

(7) Any permitted assignee or subtenant shall have the right to assign or sublet or otherwise convey its interest in this Lease subject, however, to these provisions.

ARTICLE 8
INDEMNITY AND INSURANCE

Section 8.01 Landlord’s Indemnity

Landlord agrees to indemnify, defend (with counsel reasonably satisfactory to Tenant), pay for and hold Tenant and its affiliates and the agents, servants, employees, officers, directors, partners, shareholders, members, managers, trustees and beneficiaries of any of them harmless from and against all costs, losses, demands, liabilities and expenses, including reasonable attorneys’ fees, expenses and court costs, assessed against or incurred by any of them by reason of any act done or omitted to be done by Landlord or those claiming by, through or under Landlord, including but not limited to Landlord's agents, servants, employees, contractors, tenants or invitees, in connection with the Premises, the Building or the Common Areas, or arising from Landlord’s failure to fulfill its agreements, obligations and covenants contained in this Lease, or from a breach of any of Landlord’s representations set forth in this Lease, except any loss, cost, liability or expense to the extent resulting from Tenant's negligence, willful act, or failure to fulfill its obligations, covenants and agreements contained in this Lease.

Section 8.02 Tenant’s Indemnity

Tenant agrees to indemnify, defend (with counsel reasonably satisfactory to Landlord), pay for and hold Landlord and its affiliates and the agents, servants, employees, officers, directors, partners, shareholders, members, managers, trustees and beneficiaries of any of them harmless from and against all costs, losses, demands, liabilities and expenses, including reasonable attorneys’ fees, expenses and court costs, assessed against or incurred by any of them by reason of any act done or omitted to be done by Tenant or those claiming by, through or under Tenant, including but not limited to Tenant's agents, servants, employees, contractors, subtenants or invitees, in connection with the Premises, or arising from Tenant’s failure to fulfill its agreements, obligations and covenants contained in this Lease, or from a breach of any of Tenant’s representations set forth in this Lease, except any loss, cost, liability or expense to the extent resulting from Landlord's negligence, willful act or failure to fulfill its obligations, covenants and agreements contained in this Lease.

Section 8.03 Environmental Indemnity

(a) There is no Hazardous Material in, under, or about the Premises (other than fuel for the generator, if any). Landlord shall not cause any Hazardous Material to be brought, kept, or used in or about the Property by it in violation of any local, state, or federal law. Landlord agrees to indemnify, defend (with counsel reasonably satisfactory to Tenant), pay for and hold Tenant and its affiliates and the agents, servants, employees, officers, directors, partners, shareholders, members, managers, trustees and beneficiaries of any of them, harmless from and against any and all actions, petitions, orders, claims or demands made, brought or instituted by any and all private parties and/or any and all public or quasi-public agencies or authorities, together with any and all reasonable expenses (including reasonable attorneys’ fees, expenses and court costs), costs, losses, demands, liabilities or penalties assessed against or incurred by any of them, arising out of or in any way connected with (i) the presence of any Hazardous Material on, under, or about the Premises (unless brought onto the Premises by Landlord or any of Landlord’s agents, employees, or contractors); (ii) any storage, release, spill, disposal or use of any Hazardous Material on, under, or about the Property, or breach of Environmental Laws (as hereinafter defined) resulting from Landlord’s (specifically including, contractor, agent, representative, servant, employee, tenant, invitee, officer, director, partner, trustee or beneficiary) conduct at or from the Property, or the Common Areas, except to the extent resulting from the negligence or willful acts of Tenant, or its agents, employees or contractors; or (iii) any breach or violation of the representations, warranties, covenants and agreements contained in this Lease by Landlord, or any of its agents, servants, employees, tenants, invitees or contractors.

(b) Tenant shall not cause any Hazardous Material to be brought, kept, or used in or about the Property by it in violation of any local, state, or federal law. Tenant agrees to indemnify, defend (with counsel reasonably satisfactory to Landlord), pay for and hold Landlord and its affiliates and the agents, servants, employees, officers, directors, partners, shareholders, members, managers, trustees and beneficiaries of any of them, harmless from and against any and all actions, petitions, orders, claims or demands made, brought or instituted by any and all private parties and/or any and all public or quasi-public agencies or authorities, together with any and all reasonable expenses (including reasonable attorneys’ fees, expenses and court costs), costs, losses, demands, liabilities or penalties assessed against or incurred by any of them, arising out of or in any way connected with (i) the presence of any Hazardous Material on, under, or about the Premises unless brought onto the Premises by Tenant or any of Tenant’s agents, employees, or contractors; (ii) any storage, release, spill, disposal, or use of any Hazardous Material in violation of Environmental Laws, or breach of Environmental Laws resulting from Tenant’s (specifically including, contractor, agent, representative, servant, employee invitee, officer or director) conduct of its operations at or use or occupancy of the Premises, except to the extent resulting from the negligence or willful acts of Landlord or its agents, employees or contractors or from any conditions existing on the Lease Commencement Date; or (iii) any breach or violation of the representations, warranties, covenants and agreements contained in this Lease by Tenant, or any of its agents, servants, employees, subtenants, invitees or contractors. Landlord acknowledges and agrees that Tenant’s Permitted Use shall include the use of medical supplies, medical waste (including blood), pharmaceuticals, animal waste, animal parts, animal carcasses, agricultural products and waste, and other related materials that may be classified as Hazardous Material. In addition, Tenant shall maintain a supply of fuel for use in the backup generator. Landlord hereby consents to Tenant’s storage, use, and disposal of such items in compliance with all applicable laws.

(c) For purposes of this Lease, the term “Hazardous Material” shall mean and include asbestos, lead-based paint, any oils, petroleum products and any other toxic or hazardous waste materials and substances which are defined, determined or identified as such in any applicable federal, state or local Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws. “Environmental Laws” shall mean any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental requirements or restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals, toxic or hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals, toxic or hazardous substances or wastes or the cleanup or other remediation thereof.

(d) If the presence of any Hazardous Material on the Property caused or permitted by either party results in any contamination of the Property such party shall promptly take all actions at its sole expense as are necessary to comply with all applicable law.

The provisions of the foregoing sections of this Article 8 shall survive any termination, cancellation, assignment or transfer of this Lease by Landlord or Tenant.

Section 8.04 Landlord’s Insurance

Landlord shall keep the Building insured against loss or damage by fire, lightning, windstorm, hail, explosion, riot and civil commotion, damage from aircraft and vehicles, vandalism, malicious mischief and smoke damage and such other hazards as are included in a standard form all risk policy, as from time to time available, for the full replacement cost, with agreed value endorsement.

Landlord shall maintain commercial general liability insurance against claims for bodily or personal injury, death and damage to personal property occurring in or on the Common Areas with a combined single limit of $2,000,000 for bodily or personal injury, death and property damage for each occurrence and $10,000,000 general aggregate.

Section 8.05 Tenant’s Insurance

On or before the Lease Commencement Date and throughout the Term, Tenant, at its sole cost and expense, shall obtain and keep in force for the benefit of Landlord and Tenant, a commercial general liability broad form insurance policy or policies written on an occurrence basis (a) naming Landlord as an additional insured and protecting Landlord against any liability occasioned by an occurrence in, on or about the Premises and caused by an act or omission of Tenant or its agents, employees or contractors, and (b) containing a contractual liability endorsement covering the matters set forth in this Article 8. Such insurance policy shall be in such amounts, limits and types of insurance as Landlord may reasonably require from time to time, but no more often than every two (2) years. As of the date of this Lease, Landlord requires limits of liability of not less than the following amounts: Three Million ($3,000,000) Dollars combined single limit for bodily or personal injury, death and property damage, and Three Million ($3,000,000) Dollars general aggregate. Each insurance policy shall contain a clause that such policy and the coverage evidenced thereby shall be primary with respect to any policies carried by Landlord, and that any coverage carried by Landlord shall be excess insurance. The insurance policy required by this Article 8 may be furnished by Tenant under a blanket policy carried by Tenant, provided that such blanket policy shall (a) contain an endorsement that names Landlord as an additional insured, (b) specifically reference the Premises and (c) guarantees the limits of liability required by this Article 8. Prior to Tenant's use and occupancy of the Premises, Tenant shall furnish Landlord with a certificate of insurance prepared by Tenant's insurer using ACORD Form 27 certifying that such insurance policy has been issued, and evidencing the amount, limits and types of insurance required by this Article 8, together with, upon request of Landlord, a copy of the insurance policy. The certificate(s) shall contain an endorsement that the insurer will not cancel or refuse to renew such insurance policy, or change in any material way the nature or extent of the coverage provided without first giving Landlord thirty (30) days' prior written notice of any such cancellation, refusal to renew or material change. In the event Tenant fails to obtain, maintain and/or pay for the insurance required under this Article 8, Landlord shall have the right, but not the obligation, at any time and from time to time, following notice, to obtain such insurance and/or pay the premiums therefor for the account of Tenant. In the event Landlord obtains such insurance and/or pays the premiums therefor, Tenant shall immediately, upon demand of Landlord, reimburse Landlord for all sums so paid by Landlord together with interest thereon and any costs or expenses incurred by Landlord in connection therewith, including reasonable attorneys' fees. Tenant's failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder entitling Landlord to exercise any or all remedies available to Landlord under this Lease, at law or in equity.

On or before the Commencement Date and throughout the Term, Tenant, at its sole cost and expense, shall obtain and keep in force worker's compensation insurance in statutory amounts covering all of Tenant's employees engaged at the Premises, and shall provide certificates of such insurance to Landlord upon request.

Section 8.06 Waiver of Subrogation

(a) Landlord discharges and releases Tenant, to the extent of the Landlord’s insurance coverage, but only with respect to loss and damage occurring during such time as Landlord’s policies of insurance shall contain an operative clause or endorsement providing that such discharge or release shall not affect the policy or the right of the Landlord to recover thereunder, even if such loss or damage may have been brought about by the fault or neglect of Tenant, its agents or employees, for or on account of any and all claims and liabilities arising out of any loss or damage during the Term to any property of the Landlord caused by (i) fire and such risks as are customarily covered under an all risk policy, and (ii) such other risks as are covered by insurance which the Landlord may desire to procure. Landlord shall take commercially reasonable steps to obtain insurance with such operative clause or endorsement (i.e., the waiver of subrogation).

(b) Tenant discharges and releases Landlord, to the extent of Tenant’s insurance coverage, but only with respect to loss and damage occurring during such time as the Tenant’s policies of insurance shall contain an operative clause or endorsement providing that such discharge or release shall not affect the policy or the right of the Tenant to recover thereunder, even if such loss or damage may have been brought about by the fault or neglect of Landlord, its agents or employees, for or on account of any and all claims and liabilities arising out of any loss or damage during the Term to any property of Tenant caused by (i) fire and such other risks as are customarily covered under an all risk policy, and (ii) such other risks as are covered by insurance which Tenant may desire or be obligated to procure. Tenant shall take commercially reasonable steps to obtain insurance with such operative clause or endorsement (ie, the waiver of subrogation).

Section 8.07 Tenant's Equipment and other Personal Property at Tenant's Risk; Insurance

All of the equipment and property of every kind, nature and description of Tenant and all persons claiming by, through or under Tenant which, during the term of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be in the Premises or elsewhere in the Building or on the Property shall be at the sole risk and hazard of Tenant, and if the whole or any part thereof shall be destroyed or damaged by fire, electrical failure, explosion, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage shall be charged to or be borne by Landlord, except that Landlord shall in no event be released, indemnified or held harmless or exonerated for loss or damage due to Landlord's gross negligence or willful misconduct.

Tenant shall, at its expense, maintain throughout the Term property insurance including standard fire and extended coverage insurance, vandalism and malicious mischief endorsements, and "all-risks" coverage upon all equipment and property owned by Tenant and located in the Building, in the full replacement cost thereof.

Tenant shall provide certificates of insurance in form satisfactory to Landlord before the Commencement Date, and shall provide certificates evidencing renewal at least thirty (30) days before the expiration of any such policy. All policies shall contain an endorsement requiring at least thirty (30) days' prior written notice to Landlord prior to any material change, reduction, cancellation or other termination.

ARTICLE 9
UTILITY SERVICES AND UTILITIES

Section 9.01 Services and Utilities to be Furnished by Landlord

Commencing on the Lease Commencement Date:
(a)  Landlord shall furnish electrical services to the Premises, the cost of which shall be payable by Tenant.

(b)  Landlord shall provide the maintenance and repair services described in Section 6.01 hereof.

(c)  Landlord will arrange for contract carcass and tissue disposal, if requested by Tenant, the cost of which shall be payable by Tenant. In any event, biosecurity with respect to such disposal shall be maintained by Tenant at all times.

(d)  All other utilities, including but not limited to any fuel, gas, septic pump-outs and associated waste disposal costs, shall be payable by the Tenant.

Section 9.02 Interruptions and Delays

Landlord shall not be liable to Tenant for any compensation or reduction of rent by reason of inconvenience or annoyance or for loss of business arising from the necessity of Landlord or its agents' entering the Premises for any of the purposes authorized in this Lease, or for repairing the Premises or any portion of the Building, however the necessity may occur. In case power or any other service is interrupted, or in case Landlord is prevented or delayed from providing access to the Premises in making any repairs, alterations or improvements, or furnishing any services or performing any other obligation to be performed on Landlord's part, Landlord shall not be liable to Tenant therefor, nor, except as expressly otherwise provided below, shall Tenant be entitled to any abatement or reduction of rent by reason thereof, nor shall the same give rise to a claim in Tenant's favor that such failure constitutes actual or constructive, total or partial, eviction from the Premises. Notwithstanding the above, if any services are interrupted for three consecutive days and are directly related to the gross or willful negligence of Landlord, rent payable hereunder shall abate from the first day of interruption until services are restored.

Landlord reserves the right to stop any service or utility system when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary inconvenience to Tenant by reason thereof. Landlord also reserves the right to institute such policies, programs and measures as may be required to comply with applicable laws, codes, rules, regulations, policies or standards; provided, however, that Landlord shall make reasonable efforts to comply with such laws in a manner that does not adversely affect Tenant’s use of the Premises for the Permitted Uses.

ARTICLE 10
LANDLORD’S ACCESS TO PREMISES

Section 10.01 Right of Entry

Landlord and its agents after reasonable notice (which may be oral), except in the case of an emergency, as defined in Section 2.04 of this Lease, when no notice shall be required, shall have the right, in accordance with the Entry Safeguards, to enter and examine the Premises during normal business hours and, if Landlord shall so elect and at Landlord’s sole cost, to make any installations, alterations, repairs or replacements Landlord may deem necessary, provided that they (i) are made with first class materials and workmanship; and (ii) do not unreasonably interfere with Tenant's use of the Premises and are in compliance with all applicable laws, including FDA requirements related to the Permitted Uses. Except in the case of an emergency, as defined in Section 2.04 of this Lease, Landlord and its agents shall be accompanied by a Tenant escort, which Tenant shall provide with reasonable promptness following Landlord's request therefor. Landlord shall at all times maintain keys to all locks on doors or gates to the Premises. Tenant shall not change any locks without Landlord's approval and a violation of this provision shall constitute a material default by Tenant.

ARTICLE 11
CASUALTY AND EMINENT DOMAIN

Section 11.01  Casualty and Eminent Domain

In case during the Term all or any substantial part of the Premises or the Building are damaged materially by fire or other casualty or are taken by eminent domain, this Lease shall terminate at Landlord's election, by notice given to Tenant within ninety (90) days after the date of casualty or taking, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. If this lease is so terminated, all rent shall abate from the date the Tenant ceased using the Premises. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such damage or taking subject, however, to the following provisions. If the Premises are rendered unfit for use and occupation and this Lease is not so terminated, Landlord shall use due diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section) to put the Premises, or in case of a taking what may remain thereof, (excluding Tenant's equipment and any other installations or improvements made by Tenant in the Premises or elsewhere in the Building) into proper condition for use and occupancy, subject to zoning and building codes and other laws, rules and regulations then in effect. A just proportion of the rent and other charges to Tenant hereunder according to the nature and extent of the injury shall be abated from the date of such casualty or taking until the Premises shall have been put by Landlord in such condition (but if the remaining Premises are not usable for the Permitted Uses, then the entire rent shall abate); and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Base Rent and additional rent shall be abated for the remainder of the Term. Notwithstanding anything to the contrary, if the Premises are not restored within180 days after the casualty, then Tenant may terminate this Lease upon thirty (30) days’ prior written notice, if the Premises are not restored within such 30 day period. In the event of a taking, if the portion of the Premises remaining after the taking is not sufficient to allow for the Permitted Uses, in Tenant’s reasonable judgment, then Tenant may terminate this Lease upon thirty (30) days’ prior written notice.

Section 11.02 Award

Landlord reserves to itself any and all rights to receive awards made for damages to the Premises or the Property and the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant's rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from to time request. Tenant hereby irrevocably designates and appoints Landlord as its attorney-in-fact to execute and deliver in Tenant's name and on its behalf all such further assignments thereof. Nothing contained herein shall be deemed to preclude Tenant from obtaining, or to give Landlord any interest in, any separate award to Tenant for loss or damage to Tenant's removable equipment or personal property or Tenant's relocation costs.

ARTICLE 12
DEFAULT

Section 12.01 Default

If any default by Tenant continues after notice, except in the case of Base Rent or additional rent in which case Landlord is not obligated to send a five-day notice more than two (2) times in any twelve (12) month period, for more than thirty (30) days, or in any other case for more than thirty (30) days and such additional time, if any, as is reasonably necessary to cure the default if the default is of such a nature that it cannot reasonably be cured in thirty (30) days; or if Tenant makes any trust mortgage or assignment for the benefit of creditors; or if Tenant proposes any composition, arrangement, reorganization or recapitalization with creditors; or if Tenant's leasehold hereunder is taken on execution or other process of law or is attached or subjected to any other voluntary encumbrance; or if a receiver, trustee, custodian, liquidator or similar agent is appointed with respect to Tenant, or if any such person or a mortgagee, secured party or other creditor takes possession of the Premises or of any substantial part of the property of Tenant and, in either case, if such appointment or taking of possession is not terminated within thirty (30) days after it first occurs; or if a petition is filed by or with consent of Tenant under -any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement or relief from creditors; or if a petition is filed against Tenant under any federal or state law concerning bankruptcy, insolvency, reorganization, arrangement, or relief from creditors, and such petition is not dismissed within thirty (30) days thereafter, or if Tenant dissolves or is dissolved or liquidated or adopts any plan or commences any proceeding, the result of which is intended to include dissolution or liquidation (each of the above, as well as Tenant’s failure to faithfully perform any agreement, term, covenant, or condition of this Lease after any applicable notice and cure period, constitute an “Event of Default”); then in any such case, whether or not the Term shall have begun, Landlord may immediately or at any time while such Event of Default exists, and without further notice, and without prejudice to any remedies which might otherwise be used, re-enter and take complete possession of the Premises, terminate this Lease by notice to Tenant, specifying a date on which this Lease shall terminate and this Lease shall come to an end on the date specified therein as fully and completely as if such date were the date herein originally fixed for the expiration of the Term, to remove Tenant’s effects, and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable as hereinafter provided.

In the event that this Lease is terminated on account of an Event of Default, Tenant covenants to pay forthwith to Landlord, as compensation, the excess of the total Base Rent and other sums owed hereunder reserved for the residue of the Term over the fair market rental value of the Premises for said residue of the Term. Tenant further covenants as an additional and cumulative obligation after this Lease has been terminated to pay punctually to Landlord all the sums and perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant under the next preceding sentence, Tenant shall be credited with any amount paid to Landlord as compensation as provided in the first sentence of this paragraph and also with the net proceeds of any rent obtained by Landlord by reletting the Premises, after deducting all of Landlord's expenses in connection with such reletting, including, without limitation, all repossession costs, brokerage commissions, reasonable fees for legal services and expenses of preparing the Premises for such reletting, it being agreed by Tenant that Landlord may (a) relet the Premises or any part or parts thereof for a term or terms which may, at Landlord's option, be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its sole judgment considers advisable or necessary to relet the same and (b) make such alterations and repairs in the Premises as Landlord in its sole judgment considers advisable or necessary to relet the same, and no action of Landlord in accordance with the foregoing or failure to relet shall operate or be construed to release or reduce Tenant's liability as aforesaid.

Following a termination of this Lease for default of Tenant, Landlord shall use commercially reasonable efforts to mitigate its damages.

In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section, Landlord may by written notice to Tenant, at any time after this Lease is terminated as a result of an Event of Default, and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Base Rent and all additional sums payable by Tenant under this Lease accrued under this Lease for the lesser of the twelve (12) months ended next prior to such termination or the date of termination under this Lease.

Nothing contained in this Lease shall limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater, equal to, or less than the amount of the loss or damages referred to above.
ARTICLE 13
SUBORDINATION AND ATTORNMENT

Section 13.01 Subordination and Attornment

This Lease shall be subject and subordinate to the rights of the holders of any mortgage, deed of trust or indenture or the Landlord under any ground lease now or hereinafter placed on the Property (hereinafter "mortgagee") and to each advance made or hereafter to be made thereunder, and to all renewals, supplements, modifications, increases, consolidations, replacements and extensions thereof and all substitutions therefor, provided that the mortgagee enters into a non-disturbance agreement, reasonably satisfactory to Tenant and such mortgagee, pursuant to which the mortgagee agrees to recognize this Lease and all of Tenant's rights hereunder, provided further, however, that the mortgagee, or any purchaser at a foreclosure sale or otherwise (collectively, “Successor Landlord”) shall not be:

(a) liable for any act or omission of a prior landlord (including the mortgagor); or

(b) subject to any offset or defenses which the Tenant might have against any prior landlord (including the mortgagor); or

(c) bound by any rent or additional rent which the Tenant might have paid in advance to any prior landlord (including the mortgagor) for any period beyond the month in which foreclosure or sale occurs; or

(d) bound by any agreement or modification of this Lease made without the consent of the mortgagee; or

(e) personally liable under this Lease, and the mortgagee's liability under the Lease shall be limited to the ownership interest of the mortgagee in the Property; or

(f) liable for any fact or circumstance, or condition to the extent existing or arising prior to the mortgagee’s (or such purchaser’s) succession to the interest of the Landlord under this Lease and such mortgagee or such purchaser, further, shall not be liable except during that period of time, if any, in which such mortgagee or purchaser and Tenant are in privity of estate.

Notwithstanding anything to the contrary contained in this Lease, Landlord shall obtain not later than thirty (30) days following the execution of this Lease, a non disturbance and attornment agreement for Tenant’s benefit in a form reasonably acceptable to Tenant (“Non Disturbance Agreement”) from its existing mortgagee, if any, of the Property. As a condition precedent to Tenant being required to subordinate its interest in this Lease to any future mortgage covering the Property, Landlord shall obtain for Tenant’s benefit a Non Disturbance Agreement.

In the event that any mortgagee, or its successor in title, shall succeed to the interest of Landlord, then, Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its landlord. Any claim by Tenant under this Lease against the mortgagee or such successor shall be satisfied solely out of the mortgagee's or such successor's interest in the Property and Tenant shall not seek recovery against or out of any other assets of mortgagee or such successor.

This Section 13.01 shall be self-operative, but Tenant agrees to execute and deliver promptly any appropriate certificates or instruments reasonably requested by Landlord or any mortgagee to carry out the subordination and attornment agreements contained in this Section 13.01.

ARTICLE 14
TENANT’S COVENANTS

Section 14.01 Tenant’s Covenants during the Term and such further time as Tenant occupies any part of the Premises

Tenant covenants and agrees as follows:

a. Payments. To pay the Base Rent, additional rent, all charges for utility services rendered to the Premises, and all other charges and payments required hereunder by Tenant when due.

b. Tenant's Repairs, Other Tenants, etc. At its sole risk, cost and expense: (i) to comply with all reasonable rules, regulations and directives issued by Landlord from time to time in writing with respect to the access, occupancy, use and operation of the Premises, the initial such rules, regulations and directives being set forth in Exhibit C provided that any future rules shall not interfere with Tenant’s use of the Premises for the Permitted Uses; (ii) to maintain the Premises and Tenant's equipment in good order, repair and condition; (iii) to promptly repair and/or replace any and all damage caused by Tenant, its employees, agents or contractors to the Premises; (iv) to comply with the requirements of all applicable federal, state, local and municipal authorities; and (v) not to disrupt, adversely affect or interfere with providers of services in the Building, or Landlord's, any tenants', occupants', invitees' and visitors' access to, use, occupancy and enjoyment of their respective premises on the Lot, as the case may be.

c. Use. Not to use or devote the Premises or any part thereof for any purpose other than the Permitted Uses, nor use or permit any use thereof which is disorderly, improper, or which will in any manner materially interfere with the rights of other tenants, create a nuisance (provided, however, that the Permitted Uses shall not be considered a nuisance unless so obligated by a Court of competent jurisdiction), or which is contrary to law or ordinance; not to injure or deface the Premises, the Building or the Property or make or permit any waste with respect thereto; and not to dump, flush, or in any way introduce any hazardous or toxic substance into the sewage or other waste disposal system serving the Premises or the Building.

ARTICLE 15
MISCELLANEOUS

Section 15.01 Hazardous Material

Tenant shall remove, clean-up and remedy any Hazardous Material on the Property, or any threat of release of Hazardous Material on the Property to the extent caused by Tenant and required by Environmental Laws, and Tenant shall be obligated to continue to pay the Base Rent and other sums due under this Lease until such removal, clean-up or remedy is completed in accordance with Environmental Laws, whether or not the Term of this Lease shall terminate or expire. Tenant hereby grants Landlord the right to inspect the Premises throughout the Term of this Lease (at reasonable times and with reasonable notice and in accordance with the Entry Safeguards, except in the event of an emergency as defined in Section 2.04 hereof, and with minimal interference to Tenant’s business) to determine that Tenant is in compliance with Environmental Laws, and Tenant agrees to provide Landlord with all information necessary to ascertain that Tenant is in compliance with Environmental Laws.

Any release or threat of release of any Hazardous Material on the Property caused by Tenant or arising from the action or inaction of Tenant, its employees, invitees, contractors, or agents, any breach by Tenant of its obligations under this Article, or any violation by Tenant of the provisions of Environmental Laws shall constitute a default by Tenant under this Lease. In the event of such a default, notwithstanding any contrary provision contained herein, following Tenant’s failure to cure following receipt of written notice from Landlord, Landlord shall have the additional right, but not the obligation, to take any action or perform any act required of Tenant to such extent and in such manner as Landlord deems appropriate, including paying necessary costs, fees and reasonable attorneys' fees. The making of any such payment or the performing of any such act by Landlord shall not waive or release Tenant from its obligations and agreements hereunder. All amounts so paid by Landlord shall be immediately due and payable by Tenant to Landlord on demand, with interest thereon as provided in this Article.

Landlord, in addition and not in limitation of its rights in the preceding paragraph, shall have the right to enforce Tenant's obligations under this Section by taking legal action seeking, without limitation, injunctive relief.

The provisions of this Section shall survive the expiration or termination of this Lease

Section 15.02 Landlord’s Authority and Status

Landlord hereby represents and warrants that: (a) Landlord is a duly-qualified corporation in good standing in Delaware as of the date hereof; (b) all future forms, reports, and/or other documents or fees necessary to comply with all laws applicable to Landlord’s corporate status will be filed or paid when due; (c) the undersigned executing this Lease on behalf of the Landlord is duly elected and a qualified officer of Landlord; and (d) Landlord has been authorized to enter into this Lease pursuant to a duly adopted resolution of its Board of Directors.

Section 15.03 Tenant’s Authority and Status

Tenant hereby represents and warrants that: (a) Tenant is a duly-qualified corporation in good standing in the State of Delaware as the date hereof; (b) all future forms, reports, and/or other documents or fees necessary to comply with all laws applicable to Tenant’s legal status will be filed or paid when due; (c) the undersigned executing this Lease on behalf of the Tenant is duly elected and a qualified representative of Tenant; and (d) within sixty (60) days of the date of this Lease, Tenant will provide Landlord with a duly adopted resolution of its Board of Directors ratifying and confirming the undersigned’s execution of this Lease.

Section 15.04 Relationship of the Parties

Nothing contained in this Lease shall be deemed or construed, either by the parties hereto or by any third person, to create the relationship of principal and agent, of partnership, of joint venture, of trustee and beneficiary, or of any association between Landlord and Tenant. Neither the Landlord’s or Tenant’s obligations with respect to the Common Areas, nor any other term or provision of this Lease, shall be deemed to create any relationship between the parties hereto other than that of landlord and tenant.

Section 15.05 Notices

a. Whenever under the terms of this Lease a written notice is required, or whenever a written notice of communication is sent, the same will be accomplished by Registered or Certified Mail, Return Receipt requested or by Federal Express or similar overnight mail, postage prepaid, addressed to the parties at the address set forth in Article 1, or to a different address if notice of such different address is sent in accordance with the terms hereof, and, if intended for Landlord, with a copy to Michael P. Angelini, Esq., Bowditch & Dewey, LLP, 311 Main Street, Worcester, Massachusetts 01608 and, if intended for Tenant, with a copy to Istvan Benko, Esquire, Troy & Gould, 1801 Century Park East, 16th Floor, Los Angeles, California 90067. Notice will be deemed given upon receipt or refusal to accept delivery.

b. Tenant hereby authorizes Landlord to rely, in connection with design, installation, operations, repairs and maintenance, upon approval and other actions taken by Tenant's Representative, or any person hereafter designated in substitution by notice given to Landlord pursuant to paragraph (a) above. Landlord shall be entitled to disregard conflicting instructions or information received from other persons purporting to act on behalf of Tenant.

Section 15.06 Estoppel Certificates

Landlord and Tenant will, without charge, at any time and from time to time, within ten (10) business days after request by the other party, by written instrument duly executed and acknowledged and in recordable form, certify:

(a)	That this Lease is unmodified and in full force and effect, (or, if there has been a modification, that the same is in full force and effect as modified and stating the modification);

(b)	The dates, if any, to which the rent and other charges hereunder have been paid in advance;

(c)
Whether, to the knowledge of the other party, the requesting party is in default in the performance of any covenant, condition or agreement on its part to be performed and the nature of its default, if any; and

(d)	As to such other pertinent factual information as either party may reasonably request.

Section 15.07 Force Majeure

If either party shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated to perform (financial inability excepted), performance of such act shall be excused and extended for a period equivalent to the period of such delay; provided, however, except as may be expressly provided elsewhere in this Lease, nothing contained herein shall excuse Tenant from the prompt payment of any rent or other payments required hereunder.

Section 15.08 Quiet Enjoyment

Landlord covenants, warrants and agrees that as long as there is no Event of Default by Tenant, Tenant shall peaceably and quietly have, hold, and enjoy the Premises for the Term without molestation or disturbance by Landlord, and anyone claiming by, through or under Landlord.

Section 15.09 Holding Over; Surrender

a. If Tenant shall hold over in the Premises after the end of the Term, Tenant shall be liable to Landlord for all damages, direct and indirect, for such holding over from and after the expiration of the Term. In addition, and without requirement of notice, Tenant's occupancy of the Premises shall be at a per diem rate equal to one and one-half (1 1/2) times the Base Rent and additional rent payable by Tenant during the last twelve (12) full calendar months of the Term, divided by 360 payable for each day of holdover. Nothing in this Section shall be deemed to alter, amend or modify any terms of this Lease. The payments to and acceptance by Landlord of the amount set forth in this paragraph shall not be construed as the creation or renewal of any rights of Tenant in or to the Premises including, without limitation, the creation or acknowledgment of a month to month tenancy in the Premises.

b. On the date upon which the Term shall expire and come to an end, whether pursuant to any of the provisions of this Lease or by operation of law, Tenant, at Tenant's sole cost and expense, shall (i) quit and surrender the Premises to Landlord, in good order and condition, ordinary wear, tear and casualty excepted (provided, however, any casualty is not caused by Tenant or Tenant's agents', employees', invitees' or contractors' negligent, willful or wrongful acts or omissions), and (ii) remove all of Tenant's equipment, Tenant's personal property and all other movable property and effects of Tenant and all persons claiming through or under Tenant from the Premises and the Building, and (iii) repair all damage to the Premises or the Building occasioned by such removal. Tenant shall not be required to remove any affixed alterations or improvements, whether made or installed by Landlord or Tenant. Landlord shall have the right to retain any property and effects which shall remain in the Premises or the Building after the expiration, or sooner termination, of the Term, except for any back-up generator paid for and installed by Tenant, if any, unless Tenant fails to remove such generator within thirty (30) days after the expiration; or sooner termination of the Term, in which case such generator shall become the property of Landlord.

Section 15.10 Landlord's Failure to Enforce

The failure of Landlord to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or with respect to such failure of Landlord to enforce any of the rules and regulations, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act which would have originally constituted a violation, from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said rules and regulations against any other tenant of the Building be deemed a waiver of any such rule or regulation. The receipt by Landlord of Base Rent or additional rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant, to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

Section 15.11 Partial Invalidity

If any term, covenant, condition, or provision of this Lease, or the application thereof to any person or circumstances is, at any time or to any extent, invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which this Lease is held invalid or unenforceable, will not be affected thereby, and each term, covenant, condition, and provision of this Lease will be valid and be enforced to the fullest extent permitted by law.

Section 15.12 Interpretation

This Lease will be interpreted and enforced in accordance with the laws of The State of Connecticut. Whenever the contents of any provision require it, the singular number will be deemed to include the plural number, a pronoun in one gender includes and applies to other genders as well, and the neuter gender includes the masculine and the feminine.

Section 15.13 Litigation Expenses

If at any time after the date hereof, either Landlord or Tenant shall institute any action or proceeding against the other relating to the provisions of this Lease, or any default hereunder, the unsuccessful party in such action or proceeding, after all appeals, shall reimburse the prevailing party for all reasonable fees, costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred therein by such prevailing party (including fees, costs, and expenses as such prevailing party may incur on any appeal from such action or proceeding). All such fees, costs and expenses shall be recoverable as items of cost without the necessity of any cross action by the successful party. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

Section 15.14 Binding on Successors and Assigns

Except as otherwise provided in this Lease, all covenants, agreements, provisions, and conditions of this Lease will be binding on and inure to the parties hereto and their respective personal representatives, successors, and assigns.

Section 15.15 Self-Help

If at any time there is an uncured Event of Default in the performance of any obligation by Tenant under this Lease, Landlord shall have the immediate right, but shall not be obligated, to enter upon the Premises in accordance with the Entry Safeguards as set forth in Section 2.04 hereof, and to perform such obligation, notwithstanding the fact that no specific provision for such substituted performance by Landlord is made in this Lease with respect to such Event of Default. In performing such obligation, Landlord may make any payment of money or perform any other act. All sums so paid by Landlord together with interest at an annual rate equal to the rate specified in this Article 15 and all necessary incidental costs and expenses in connection with the performance of any such act by Landlord, shall be payable by Tenant to Landlord within ten (10) days following notice to Tenant. Landlord may exercise the foregoing rights without waiving any other of its rights or releasing Tenant from any of its obligations under this Lease.

Notwithstanding anything to the contrary contained in this Lease, if Landlord shall fail to perform any of the terms, provisions, covenants or conditions to be performed or complied with by Landlord pursuant to this Lease after expiration of a 30 day notice period, then Tenant may, at Tenant's option, without any obligation to do so, after delivery of an additional 5 day written notice to Landlord, perform any such term, provision, covenant, or condition. If Tenant so performs any of Landlord's obligations hereunder, and all necessary incidental costs and expenses in connection with the performance of any such act by Tenant shall be payable by Landlord within thirty (30) days after notice to Landlord, including interest thereon at the interest rate specified in this Article 15.

Section 15.16 Fees and Expenses; Late Charges; Interest

a. Tenant shall pay to Landlord, within thirty (30) days' next following rendition by Landlord to Tenant of bills or statements therefor: (i) sums equal to all expenditures made and monetary obligations incurred by Landlord in connection with the remedying by Landlord of any default of Tenant, and (ii) sums equal to all expenditures made and obligations incurred in collecting or attempting to collect the Base Rent or any other sum of money accruing under this Lease or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law. Such expenditures made or monetary obligations incurred shall include, without limitation, reasonable attorneys’ fees whether the attorney or attorneys are employees of Landlord or otherwise. Tenant’s obligations under this Section shall survive the expiration or sooner termination of this Lease.

b. If Tenant shall fail to make payment in full of any installment of the Base Rent or any other sum of money accruing hereunder within five (5) days after receipt of notice of nonpayment, Landlord’s having no obligation to send such notice more than two (2) times in any twelve (12) month period, Tenant shall pay to Landlord, in addition to such installment of the Base Rent or any other sum of money accruing hereunder, a late charge of fifteen percent (15%) per annum of the sum due (hereinafter referred to as the "Late Charge"). Tenant agrees that the Late Charge is fair and reasonable, complies with all legal requirements and constitutes an agreement between Landlord and Tenant as to the estimated compensation for costs and administrative expenses incurred by Landlord due to the late payment of the Base Rent or any other sum of money accruing under this Lease. Tenant further agrees that the Late Charge assessed pursuant to this Lease is not interest, and the Late Charge assessed does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. Notwithstanding anything contained in this Lease to the contrary, in addition to paying the Late Charge to Landlord as hereinabove specified, Tenant shall pay to Landlord within thirty (30) days after demand therefor, a sum equal to the Interest Rate (as hereinafter defined) applied to the amount of the Base Rent or any other sum of money accruing under this Lease computed from the date such payment was due to and including the date of payment, if not paid within five (5) days after receipt of notice of nonpayment. As used in this Lease, the term “Interest Rate" shall mean a rate per annum equal to the lesser of (a) twelve (12%) percent or (b) the maximum applicable lawful rate then in effect, if any.

Section 15.17 Limitations on Liability

EXCEPT FOR OBLIGATIONS ARISING IN CONNECTION WITH ANY INDEMNITY BY LANDLORD OR TENANT SET FORTH HEREIN, OR IN THE EVENT OF WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFIT OR REVENUE, NOR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ON ACCOUNT OF ANY DEFAULT OR FAILURE BY A PARTY IN PERFORMING ANY OBLIGATION HEREUNDER. Tenant shall look solely to Landlord’s estate and interest in the Property, including rental proceeds, insurance proceeds, and condemnation proceeds, for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process requiring the payment of money by Landlord, and no other property or assets of Landlord, Landlord’s shareholders, officers, directors or affiliates shall be subject to levy, lien, execution, attachment, or other enforcement procedure for the satisfaction of Tenant’s rights and remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or under law, or Tenant’s use of the Premises or any other liability of Landlord to Tenant. No landlord hereunder shall be liable under this Lease except for breaches of such landlord’s obligations occurring while such landlord was a holder of an interest in the Property.

Section 15.18 Captions

The captions of the paragraphs of this Lease are solely for convenience and will not be deemed a part of this Lease for the purpose of construing the meaning thereof, or for any other purpose.

Section 15.19 Entire Agreement

This Lease contains the entire agreement of the parties hereto with respect to the letting and hiring of the Premises described above and this Lease may not be amended, modified, released, or discharged in whole or in part, except by an instrument in writing signed by the parties hereto, their respective successors or assigns.

Section 15.20 Brokerage

Landlord and Tenant each represent that they have not dealt with any brokers in connection with this transaction and each agrees to indemnify the other against any loss, cost, liability or expenses incurred by the other on account of such representation being false.

Section 15.21 Confidentiality

Each party acknowledges that in the course of the performance of this Lease it may have access to privileged and proprietary information claimed to be unique, secret, and confidential, and which constitutes the exclusive property and trade secrets of the other ("Proprietary Information"). Whether or not this information is presented in documents marked with a restrictive notice or otherwise tangibly designated as proprietary or otherwise identified in writing or orally as being Proprietary Information, each party agrees that any information that is (i) is used in a business; (ii) is not generally known to the public or to persons who can obtain economic value from its disclosure; and (iii) is subject to efforts to maintain its secrecy or confidentiality shall be deemed to be Proprietary Information. Proprietary Information shall include, but is not limited to trade secrets, inventions, processes, procedures, reports, results, analyses, know-how, formulas, computer software, names of suppliers, medical information, information related to research and development, experiments, and data related thereto; business plans and analyses; and financial data, in whatever form or medium, including by computer or observation. Each party agrees to maintain the confidentiality of the Proprietary Information and to use the same degree of care as it uses with regard to its own proprietary information to prevent the disclosure, publication or unauthorized use of the Proprietary Information. Neither party may duplicate, copy, or use Proprietary Information of the other party. Either party shall be excused from these nondisclosure provisions if the Proprietary Information received from the other party has been, or is subsequently, made public by the other party, is independently developed by such party, disclosed pursuant to order by a court or government agency, or if the other party gives its express, prior written consent to the disclosure of the Proprietary Information. The parties agree that the restrictions contained in this Section 15.21 are reasonably necessary to protect the legitimate business interests of each party, and that any violation of these restrictions could result in irreparable injury for which damages will not be an adequate remedy. Each party therefore acknowledges that, without limiting its rights to seek damages and other compensation, if any such restrictions are violated, the non-breaching party shall be entitled to preliminary and injunctive relief against the breaching party, without the need to prove damages and without the need to post a bond or other security. The non-breaching party shall also be entitled to an equitable accounting of earnings, profits, and other benefits arising from such violation. The terms of this Section 15.21 shall survive the termination of this Lease.

Section 15.22  Submission Not an Option

The submission of this Lease, or a summary of some or all of its provisions for examination, does not constitute a reservation of or option for the Premises or an offer to lease, and it is not effective as a lease or otherwise until the execution by and delivery to both Landlord and Tenant.

Section 15.23 Acceptance of Partial Payments of Rent; Delivery of Keys

No acceptance by Landlord of a lesser sum than the Base Rent and additional rent then due shall be deemed to be other than on account of the earliest installment of such rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided. The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not operate as a termination or this Lease or surrender of the Premises.

Section 15.24 Cumulative Remedies

The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to other remedies provided in this Lease, either party shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease, or to a decree compelling specific performance of any such covenants, conditions or provisions.

Section 15.25 Notice or Memorandum of Lease Suitable for Recording

The parties agree that they will promptly execute and deliver a Notice of Lease duly acknowledged and in recordable form setting forth, among other things, the names and addresses of the parties, a reference to this Lease and its date, a description of the Premises, the Lease Commencement Date and Expiration Date and such other information as either party may reasonably request and such other facts as may be required by the laws of The State of Connecticut to give appropriate notice pursuant to the recording acts. The Notice or Memorandum of Lease may be recorded by either Landlord or Tenant.

Section 15.26 Security Deposit

Landlord acknowledges receipt of the Security Deposit from Tenant as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. The Security Deposit will be held by Landlord as security and without any obligation to segregate the Security Deposit from any other funds held by Landlord or to accrue interest thereon for the benefit of Tenant, except as otherwise required by applicable law. In the event of an Event of Default by Tenant occurs hereunder, Landlord may use, apply or retain the whole or any part of the Security Deposit so deposited to the extent required for payment of any Base Rent or any other sum as to which Tenant is in default, or to reimburse Landlord for any sum which Landlord may expend or may be required to expend by reason of such event of default, including but not limited to any damage or deficiency accrued before or after summary proceedings or other re-entry by Landlord. It is agreed that Landlord shall always have the right to apply the Security Deposit, or any part thereof, as aforesaid, without prejudice to any other remedy or remedies which Landlord may have, or Landlord may pursue any other such remedy or remedies in lieu of applying the Security Deposit or any part thereof. If Landlord shall apply the Security Deposit or any part thereof, as aforesaid, Tenant shall, upon demand, pay to Landlord the amount so applied to restore the Security Deposit to the amount set forth in Section 1.02. If there is no uncured Event of Default at the termination of the Lease, the Security Deposit shall be returned to the Tenant after the date fixed as the end of the Term and after delivery of entire possession of the Premises to Landlord. In the event of a sale or other transfer of the Property, Landlord shall transfer the Security Deposit to the purchaser or transferee and Landlord shall thereupon be released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look to the new owner solely for the return of said Security Deposit. The holder of any mortgage upon property of which the Premises are a part or of any ground lease that is superior to this Lease shall never be responsible to Tenant for the Security Deposit or its application or return unless the Security Deposit shall actually have been received in hand by such holder. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the Security Deposit and that neither Landlord nor it successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

Section 15.27 Signage

Landlord agrees that Tenant shall have the right to install a sign on the front exterior of the Building for its corporate identification, all subject to Landlord’s prior approval which shall not be unreasonably withheld, such signs to be erected in accordance with all applicable laws, codes and regulations.

Section 15.28  Related Services

a. All animal procedures including isolation quarantine, treatment and surgeries involving the swine herd will be submitted to Landlord’s confidential IACUC for review and approval. Any changes to the approved protocols need to be reported to Landlord’s IACUC on the appropriate forms. IACUC facility inspections will be conducted twice a year. Landlord also requests notice of animal receiving.

b. Tenant understands that Landlord will be housing other animals on Bellwether Farm, including swine and other species. Any related disease concerns must be reported within 24 hours by and to both parties.

c. Employees working inside the swine facility will be Tenant’s employees. However, they will adhere to Landlord’s rules and regulations.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as an instrument under seal effective as of the day and year first above written.

Landlord	Tenant
AMERICAN INTEGRATED BIOLOGICS, INC.	ARBIOS TECHNOLOGIES, INC.
By:	By:

Name: Title:	Name: Title:

EXHIBIT A
(Description of Lot)

EXHIBIT A-1
(Plan showing the Building)

EXHIBIT B
(Base Rent)

YEAR	ORIGINAL TERM ANNUAL RENT	MONTHLY PAYMENTS
1	$144,108.00	$12,009.00
2	$144,108.00	$12,009.00

EXHIBIT C
Initial Rules, Regulations and Directives

Tenant shall faithfully comply with the following Rules, Regulations and Directives. Landlord shall enforce such Rules, Regulations and Directives in a non-discriminatory manner. However, Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules, Regulations and Directives by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Property. Landlord will, however, use commercially reasonable efforts to enforce these rules in a uniform manner. In the event of any conflict between the Rules and Regulations and Directives and the other provisions of this Lease, the latter shall control.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without Landlord's prior written consent; provided, however, Tenant, at its own expense, may install its own non-standard security device of which Tenant shall provide Landlord with a key or code for access to the Premises. Upon the termination of this Lease, Tenant shall return to Landlord all keys to areas of the Building then held by Tenant. Tenant shall pay to Landlord the cost of lock changes or repairs required by Tenant and replacing lost keys or of changing the lock(s) opened by such lost key if Landlord deems it necessary.

2. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving after the normal business hours for the Building. Landlord may refuse to admit to or may expel from the Property any person who does not have proper identification or previously arranged access pass, or who, in Landlord’s judgment, is under the influence of liquor or drugs or who violates any of these Rules and Regulations. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and its agents shall not be liable for damages for any error in admitting or excluding any person. Landlord reserves the right to prevent access to the Property during any invasion, riot or other commotion by any means it deems appropriate for the safety and protection of life and property.

3. Landlord may require that equipment and other heavy objects stand on supports of such thickness, design and where designated in the Premises that it deems necessary to properly distribute the weight or prevent any noise, vibration or annoyance. Landlord will not be responsible for loss of or damage to any such equipment or property in any case. Tenant shall not overload the floor of the Premises. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such equipment or other property shall be the sole responsibility and expense of Tenant.

4. The requirements of Tenant will be attended to only upon application at the management office for the Property or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

5. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Property without Landlord's prior written consent. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Property and shall cooperate with Landlord and its agents to prevent same.

6. The restroom fixtures shall not be used for any purpose other than that for which they were constructed, and no foreign substance shall be thrown therein. The expense of any stoppage or damage resulting from the violation of this rule shall be borne by the Tenant who, or whose employee, agent, visitor or licensee was responsible.

7. Tenant shall neither engage in any activity or store any items or materials except those permitted as a "Permitted Use" under this Lease, or unreasonably interfere with other tenants. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.

8. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

9. Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building Manager and Tenant shall be responsible for all acts of such persons.

10. Tenant shall not, without Landlord's prior written consent: attach any awnings or other projection to the outside walls of the Building; attach any curtains, blinds, shades or screens in any window or door of the Premises, or otherwise sunscreen any window in the Building. Tenant shall be responsible for any damage to windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense.

11. Tenant agrees that Landlord has no obligation to provide guard service or other security measures for the benefit of the Premises or the Property. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed. Tenant further assumes the risk that any safety and security devices, services and programs, whether or not provided by Landlord, may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any Landlord required safety or security program.

Landlord may, at any time, change, rescind or add to any of these Rules and Regulations, as in Landlord's judgment may be necessary, provided, such changes do not interfere with Tenant's use and enjoyment of the Premises. Tenant shall not be required to abide by such Rules and Regulations until Tenant has notice of or receives a copy thereof. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D
(Landlord’s Work)

EXHIBIT E
(Tenant’s Work)